                                                                   EXHIBIT 10.30

                             CONFIRMATION AGREEMENT

This Confirmation Agreement (the "Agreement") is entered into as of April 22, 2004, by and between Vitria Technology, Inc. and its subsidiaries ("Vitria"), on the one hand, and Jo Mei Chang and Dale Skeen, on the other hand (Vitria, Dr. Chang and Dr. Skeen being referred to herein collectively as the "Parties" and each individually as a "Party"); effective as of the last date signed by all of the Parties hereto (the "Effective Date").

      WHEREAS, Dr. Chang currently serves as a Director on Vitria's Board of Directors and Dr. Skeen serves as a Director on Vitria's Board and as Vitria's Chief Technical Officer and acting Chief Executive Officer;

      WHEREAS, Dr. Chang currently serves as the Chief Executive Officer of ChiLin, LLC, subsequently renamed QiLinSoft, LLC ("ChiLin") and Dr. Skeen currently is an investor in ChiLin;

      WHEREAS, on December 31, 2003, Dr. Skeen and Vitria entered into a written employment agreement (attached hereto as Exhibit A) (the "CTO Agreement") pursuant to which Dr. Skeen agreed that he would not be an officer, director, employee or consultant of ChiLin and further agreed he would not have any role with ChiLin or any related entity other than as an investor;

      WHEREAS, on December 31, 2003, ChiLin and Vitria entered into a License and Services Agreement (the "License Agreement") pursuant to which Vitria granted ChiLin a limited license to develop, market and distribute in Greater China a localized version of certain Vitria software products in exchange for certain royalty payments and other consideration;

      WHEREAS, on December 31, 2003, ChiLin and Vitria entered into a Development and Services Agreement (the "Development Agreement"), pursuant to which Vitria agreed to pay ChiLin for certain development activities involving Vitria's software products;

      WHEREAS, the Parties hereto wish to confirm the nature of Dr. Chang's and Dr. Skeen's involvement with and/or investment in ChiLin;

      NOW, THEREFORE, in consideration of the promises set forth herein, the Parties hereto agree as follows:

1.    OBLIGATIONS OF DR. CHANG AND DR. SKEEN.

      (a) NONSOLICITATION. During their service on Vitria's Board of Directors, and for one hundred eighty (180) days following the end of this service, Dr. Chang and/or Dr. Skeen shall not directly or indirectly solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any employee or contractor of Vitria to end their relationship with Vitria and provide services to any other person or entity.

      (b) HIRING RESTRICTION. During their service on Vitria's Board of Directors, and for one hundred eighty (180) days following the end of such service, unless otherwise approved by the Company's Chief Financial Officer, Dr. Chang and/or Dr. Skeen shall not directly or indirectly cause or allow the hiring, engagement, or other retention for services by any other person or entity (including, without limitation, ChiLin) of any individual who at the time is, or during the preceding six (6) months was, a Vitria employee or contractor.

      (c) NONCOMPETITION. During their service on Vitria's Board of Directors, Dr. Chang and/or Dr. Skeen shall not: (i) engage directly or indirectly in the design, development, manufacture, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, licensing or sublicensing of any Competing Product (as defined herein); or (ii) engage directly or indirectly in providing, performing, or offering any Competing Service (as defined herein). Dr. Chang and Dr. Skeen further agree that during their service on Vitria's Board of Directors, they shall not become a director, officer, employee, consultant, advisor, or contractor of any entity that engages in the activities prohibited by Section 2(b)(iii); provided that the foregoing restrictions shall not restrict or prohibit activities performed by ChiLin (and its successors and assigns) pursuant to the License Agreement and Development Agreement.

      (d) PURPOSE OF THESE RESTRICTIONS. Dr. Chang and Dr. Skeen acknowledge and agree that the promises and restrictive covenants they are providing in
Section 1 are narrowly tailored, both as to scope and time, and are reasonable and necessary to protect the legitimate interests of Vitria, including its interests in protecting its trade secrets and other confidential and proprietary information. Dr. Chang and Dr. Skeen further acknowledge and agree that the promises and restrictive covenants provided herein do not, and will not, prevent or restrict them in any way from engaging in any lawful profession, trade, or business. References in Sections 1(a), 1(b) and 1(c) to "directly or indirectly" shall include, without limitation, ChiLin and any Related Company. The terms "Related Company" shall mean any entity that controls, is controlled by, or is under common control with ChiLin, Dr. Chang or Dr. Skeen, where control is ownership of 50% or more of the voting power of the issued and outstanding stock (or other securities or equity interests) of ChiLin or the entity in question or the power otherwise to direct the affairs of ChiLin or the entity in question.

2.    DEFINITIONS OF COMPETING PRODUCT AND COMPETING BUSINESS.

      (a)   COMPETING PRODUCT. As used herein, Competing Product shall mean any:
(i) business process integration software or similar product; (ii) product, equipment, device or system that has been designed, developed, manufactured, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, licensed or sublicensed by or on behalf of Vitria at any time on or prior to this date of this Agreement; (iii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of Vitria at any time during the time Dr. Chang and Dr. Skeen remain as Vitria Directors; or (iv) product, equipment, device or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or competes in any material respect with any product, equipment, device or system of the type referred to in clause "(i)", clause "(ii)" or clause "(iii)" of this sentence.

      (b) COMPETING SERVICE. As used herein, Competing Service shall mean: (i) any business process integration service or similar service; (ii) service that has been provided, performed or offered by or on behalf of Vitria at any time on or prior to the date of this Agreement; (iii) service that is provided, performed or offered by Vitria at any time during the Term of the License Agreement; (iv) service that facilitates, supports or otherwise relates to the design, development, manufacture, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, licensing or sublicensing of any Competing Product; or (v) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause "(i)", clause "(ii)", clause "(iii)" or clause "(iv)" of this sentence.

3. AUTHORITY; SUCCESSORS AND ASSIGNS. Vitria represents and warrants that the person executing this Agreement on behalf of Vitria has the authority to act on Vitria's behalf and to bind Vitria to this Agreement. This Agreement may not be assigned without the consent of each of the parties hereto; provided, that, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, Vitria and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of Vitria's assets; and Dr. Chang, Dr. Skeen, and their personal representatives, heirs and legatees.

4. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.

5. GOVERNING DOCUMENTS. This Agreement, including Exhibit A, shall constitute the entire agreement and understanding of the Parties with respect to the provisions contained herein and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Parties relating to such subject matter.

6. AMENDMENT. This Agreement only may be amended by a written instrument signed by an authorized officer of Vitria (other than Dr. Chang or Dr. Skeen), and by Dr. Chang and Dr. Skeen personally.

7. GOVERNING LAW. The provisions of Agreement shall be construed and interpreted under the laws of the State of California.

8. SEVERABILITY. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such arbitrator or court will have the authority to, and the Parties intend and desire that such arbitrator or court will, modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the Parties' intention with respect to the invalid or unenforceable term or provision.

      IN WITNESS WHEREOF, the Parties have duly authorized and caused this Confirmation Agreement to be executed as follows:

/s/ Jo Mei Chang                          Date: April 22, 2004
----------------------------------
JO MEI CHANG

/s/ Dale Skeen                            Date: April 22, 2004
----------------------------------
DALE SKEEN

/s/ Aaron Timm                            Date: April 26, 2004
----------------------------------
VITRIA TECHNOLOGY, INC.

                                    EXHIBIT A

December 28, 2003



Mr. Dale Skeen



Dear Dale:

I would like to confirm some matters in connection with your service as Chief Technology Officer ("CTO") at Vitria Technology, Inc. (the "Company").

The Company is aware of your role as an investor in ChiLin LLC, a California limited liability company ("ChiLin") with which Vitria expects to have a business relationship. You have represented that you will not be an officer, director, employee or consultant or have any role with ChiLin or any related entity other than as an investor in ChinLin (the "ChinLin Role"). To the extent that, during the course of your employment with Vitria, you anticipate any change in the ChinLin Role you will provide Vitria's CEO or General Counsel with prior written notification of such anticipated change. You agree that you will have no access to, or involvement in, the Company's decisions and actions concerning its agreements, relationship or other activities involving ChiLin, any related entity, or any other entity for which you are an officer or director, and that you will recuse yourself from any discussions or decisions involving ChiLin or such other entities. In general, you will have the duties as CTO as defined by the CEO from time to time.

Sincerely yours,

VITRIA TECHNOLOGY, INC.


By: /s/ Jeff Bairstow
    --------------------------

Title: Chief Financial Officer
       -----------------------



AGREED:

/s/ Dale Skeen                                         December 31, 2003
---------------------------------------                -----------------
Dale Skeen                                             Date